                                                                     Exhibit 2.2





                            ASSET PURCHASE AGREEMENT

                                 by and between

                            MOSELEY ASSOCIATES, INC.

                                       and

                         ADAPTIVE BROADBAND CORPORATION

                               September 26, 2001

                               TABLE OF CONTENTS

                                                                                   Page
SECTION 1. PURCHASED ASSETS AND ASSUMED LIABILITIES ............................     1

     1.1.  Purchased Assets from Adaptive. .....................................     1
     1.2.  Excluded Assets. ....................................................     5
     1.3.  Assumed Liabilities. ................................................     7
     1.4.  Abandonment of Certain Assets. ......................................     7
     1.5.  Adaptive Assets Held by Third Parties; Seller's Assets of
            De Minimis Value; Adaptive Accounts Receivable. ....................     7

SECTION 2. PURCHASE PRICE ......................................................     8

     2.1.  Purchase Price. .....................................................     8
     2.2.  Payment of Purchase Price. ..........................................     8
     2.3.  Allocation of Purchase Price; Allocation of Taxes. ..................     9
     2.4.  Transfer Taxes. .....................................................     9
     2.5.  CBL .................................................................    10

SECTION 3. CLOSING; CLOSING DELIVERIES .........................................    10

     3. 1. Closing .............................................................    10
     3. 2. Adaptive's Obligations ..............................................    10
     3. 3. Purchaser's Obligations .............................................    11
     3. 4. Payment of Cure Amounts .............................................    12
     3. 5. Passage of Title; Risk of Loss; Effectiveness .......................    12
     3. 6. Instruments of Conveyance ...........................................    12
     3. 7. Further Assurances ..................................................    12

SECTION 4. REPRESENTATIONS AND WARRANTIES OF ADAPTIVE ..........................    13

     4.1.  Authority; Binding Nature of Agreements .............................    13
     4.2.  Non-Contravention; Consents .........................................    13
     4.3.  Title; Condition of Assets; Asset Transfers .........................    14
     4.4.  Adaptive Intellectual Property ......................................    14
     4.5.  Inventory ...........................................................    15
     4.6.  Customer Lists ......................................................    15
     4.7.  Bankruptcy Filings ..................................................    15
     4.8.  Title; Condition of Assets; Asset Transfers .........................    15
     4.9.  ABL Intellectual Property ...........................................    16
     4.10. Wages and Benefits ..................................................    16

SECTION 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER .........................    16


                                       I

                                                                                   Page
SECTION 6. COVENANTS OF SELLER and PURCHASER ...................................    17

     6.1.  Adaptive's Conduct of the Business Prior to Closing .................    17
     6.2.  Restrictions on Seller's Conduct of the Business Prior to Closing ...    17
     6.3.  Certain Notifications ...............................................    18
     6.4.  Access to Personnel and Information .................................    19
     6.5.  Commercially Reasonable Efforts .....................................    19
     6.6.  Updated Cure Amounts ................................................    19
     6.7.  Post-Closing Covenants ..............................................    20
     6.8.  Continued Verification and Testing of Software ......................    20
     6.9.  No Collusion ........................................................    21
     6.10. Indemnification Agreement ...........................................    21

SECTION 7. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION AT THE CLOSING .......    21

     7.1.  Accuracy of Representations .........................................    21
     7.2.  Performance of Obligations ..........................................    21
     7.3.  Additional Documents ................................................    21
     7.4.  Court Approvals .....................................................    21
     7.5.  Sale of the ABL Assets to Adaptive ..................................    23
     7.6.  Employment Agreements ...............................................    23
     7.7.  Waiver of Claims by Employees .......................................    23
     7.8.  Payment of Wage Claims ..............................................    23
     7.9.  No Adverse Proceedings ..............................................    24
     7.10. Release of Charges Against the ABL Assets ...........................    24
     7.11. Necessary Assumed Contracts .........................................    24
     7.12. Transfer of Seller's Investments and Securities .....................    24
     7.13. No Material Changes to the Adaptive Assets (Including the ABL
            Assets) ............................................................    24
     7.14. Purchaser's Board Approval ..........................................    25
     7.15. Transfer of Undertakings (Protection of Employment) Regulations 1981.    25

SECTION 8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION AT THE CLOSING ..........    25

     8.1.  Accuracy of Representation ..........................................    25
     8.2.  Performance of Obligations ..........................................    26
     8.3.  Court Approval ......................................................    26
     8.4.  No Adverse Proceedings ..............................................    26

SECTION 9. ESCROW DEPOSIT; TERMINATION .........................................    26


                                       II

                                                                                   Page
     9.1.  Escrow Deposit ......................................................    26
     9.2.  Termination .........................................................    28
     9.3.  Effect of Termination ...............................................    29

SECTION 10. SURVIVAL ...........................................................    29

SECTION 11. MISCELLANEOUS PROVISIONS ...........................................    29

    11.1.  Disclaimer ..........................................................    29
    11.2.  Objections by Counter-Parties to Executory Contracts ................    30
    11.3.  Fees and Expenses ...................................................    30
    11.4.  Attorneys' Fees .....................................................    30
    11.5.  Notices .............................................................    30
    11.6.  Counterparts ........................................................    31
    11.7.  Governing Law; Venue; Waiver of Jury Trial ..........................    31
    11.8.  Successors and Assigns ..............................................    32
    11.9.  Specific Performance ................................................    32
    11.10. Waiver ..............................................................    32
    11.11. Amendments ..........................................................    32
    11.12. Severability ........................................................    32
    11.13. Parties in Interest .................................................    33
    11.14. Preparation of this Agreement .......................................    33
    11.15. Entire Agreement ....................................................    33
    11.16. Time of the Essence; Further Assurances .............................    33
    11.17. Plan ................................................................    33



                                       III

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of September 26, 2001, by and between MOSELEY ASSOCIATES, INC., a California corporation ("Purchaser") and ADAPTIVE BROADBAND CORPORATION, a Delaware corporation ("Adaptive" or "Seller").

                             PRELIMINARY STATEMENTS

A. Adaptive has filed a voluntary petition (the "Bankruptcy Petition") for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101, et seq. (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Northern District of California (or such other Court having jurisdiction over Adaptive's case under the Bankruptcy Code, the "Court");

B. ADAPTIVE BROADBAND LIMITED, a corporation incorporated in England and Wales and wholly owned subsidiary of Adaptive ("ABL") was placed in an administration under which by an order of the High Court of England and Wales on August 23, 2001. Martin Fishman and Roy Bailey both c/o Anderson, P.O. Box 55, 1 Surrey Street, London WC2R 2NT were appointed as joint administrators of ABL (the "Administrators"). In connection with this Agreement and to effectuate the transfer of the ABL Assets to Purchaser, Seller, ABL and the Administrators have entered into an agreement, subject to certain conditions precedent, for the Administrators and ABL to sell to Seller, and Seller to purchase from the Administrators and ABL, the ABL Assets (as defined below); provided that under no circumstances shall Seller be obligated to pay for the purchase of the ABL Assets other than through the direction of a portion of the Purchase Price (as defined below) as provided herein.

C. Subject to the approval of the Court, Adaptive desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of Seller's assets, all upon the terms and subject to the conditions set forth in this Agreement.

                             STATEMENT OF AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller, intending to be legally bound, hereby agree as follows:

SECTION 1. PURCHASED ASSETS AND ASSUMED LIABILITIES

     1.1. Purchased Assets from Adaptive.

     Pursuant to Sections 363 and 365 of the Bankruptcy Code and the Approval Order (as such term is defined in Section 7.4 hereof) and subject to the terms and conditions and in reliance upon the representations and warranties contained in this Agreement, at the Closing (as such term is defined in Section 3.1 hereof), Adaptive shall sell, transfer and assign to Purchaser, and Purchaser shall purchase and assume from Adaptive, all of Adaptive's right, title and interest in, to and under the assets, properties and rights listed in this Section 1.1 as follows, wherever located, free and clear of any and all liens (including but not limited to any and all "liens" as defined in Bankruptcy Code (S) 101(37)) ("Liens"), claims (including but not limited to any and all "claims" as defined in Bankruptcy Code (S) 101(5) and the Cure Amounts (as such term is defined in Section 1.4 hereof) to be paid by Seller in accordance with Section 1.4 (together, "Claims")), mortgages, deeds of trust, guarantees, security agreements, security interests, pledges, options, hypothecations, charges, obligations, rights, restrictions, interests and encumbrances in or with respect to any of the following assets, properties or rights (including without limitation any options or rights to purchase such property and any mechanic's or tax liens or any restrictions, limitations or claims of infringement on the use of any computer program embedded in any portion of the following assets which constitutes goods, as that term is defined in (S) 9102(44) of the Revised Uniform Commercial Code and any supporting information provided in connection with the goods (collectively, "Goods") relating to the program if (i) the program is associated with such goods in such a manner that it customarily is considered part of such goods, or (ii) as the owner of such goods, Adaptive acquired the right to use the program in connection with such goods, whether arising prior to or subsequent to the filing of Adaptive's Chapter 11 petition), whether imposed by agreement, understanding, law, equity or otherwise (together, the "Other Rights") (Liens, Claims and Other Rights are defined herein as the "Encumbrances"), but excluding the Excluded Assets (as such term is defined in Section 1.3 hereof), (such assets, properties and rights, collectively, the "Adaptive Assets"):

          (a) All fixed assets, machinery, equipment, development equipment, test equipment, tools, furniture, fixtures, computers, printers, computer disks and other computer storage devises, computer software, supplies, spare and replacement parts (collectively, the "Adaptive Fixed Assets"), including, without limitation, those Adaptive Fixed Assets listed on Schedule 1.1(a)
                                                          ---------------
hereto;

          (b) All customer and supplier lists (collectively, the "Customers and Suppliers");

          (c) Originals or copies of all books and records, correspondence, files, manuals, drawings, diagrams, computer programs, data and other documentation directly relating to the "AB-Access business" of Adaptive and the Adaptive Subsidiaries (as defined in Section 1.3(a) hereto) (the "AB-Access Business"), reasonably required by Purchaser (other than attorney-client privileged materials and files of employees and other books and records not directly related to the assets being sold to Purchaser (collectively, the "Adaptive Records");

          (d) Subject to Section 2.2 below, all claims and rights under those executory contracts and unexpired leases to which Adaptive or ABCL (as defined below) is a party (as an original party or through assignment made prior to or on the Closing Date (as defined in Section 3.1 hereof)) to the extent such contracts can be assumed and assigned under applicable law, and which Seller and Purchaser have mutually agreed to have Adaptive assume and assign to Purchaser pursuant to Section 365 of the Bankruptcy Code, all of which are listed on
Schedule 1.1(d) hereto, provided, however, such Schedule may be amended at any
---------------
time from the date hereof through and including October 1, 2001 by the mutual agreement of the parties to include or withdraw any executory contract of Adaptive, if prior to October 1, 2001 Schedule G to Adaptive's Bankruptcy Schedules and Statement of Financial Affairs ("Bankruptcy Schedule G") is amended to include or exclude executory contracts or unexpired leases (collectively, the "Assumed Contracts");

          (e) All artwork and other graphic medium used in connection with the manufacture of any of the Adaptive Assets, including but not limited to the AB-Access products;

          (f) (i) all United States, foreign and international patents and patent rights (including all patents, patent applications, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof, and all invention registrations and invention disclosures);
(ii) all trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights (including all goodwill, common law rights and governmental or other registrations or applications for registration pertaining thereto), designs, trade dress, brand names, business and product names, Internet domain names, logos and slogans; (iii) all works of authorship, copyrights and copyright rights (including all common law rights and governmental or other registrations or applications for registration pertaining thereto, and renewal rights therefor); (iv) all sui generis database rights, ideas, inventions, (whether patentable or not), invention disclosures, improvements, technology, know-how, show-how, trade secrets, formulas, systems, processes, designs, methodologies, industrial models, databases, content, graphics, technical drawings, statistical models, algorithms, modules, computer programs, technical documentation, business methods, work product, intellectual and industrial property licenses, proprietary information, customer lists, and documentation relating to any of the foregoing; (v) all mask works, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (viii) all similar, corresponding or equivalent rights to any of the foregoing; and (ix) all documentation related to any of the foregoing (collectively, the "Adaptive Intellectual Property"), including without limitation those listed on Schedule
                                                                      --------
1.1(f) hereto;
------

          (g) All investments in and securities of Cambridge Broadband Limited ("CBL") and Fuzion USA ("Fuzion") and Adaptive Broadband Company Limited ("ABCL") (in all instances the acquisition of any assets, properties and rights of ABCL as a result of the purchase of the stock of ABCL shall be subject to the Excluded Assets provisions hereunder, to the extent they specifically refer to assets held by Adaptive Subsidiaries and all the right, title and interest to all such Excluded Assets shall vest in Adaptive as of the Closing Date), including any rights to purchase any such securities (collectively, "Third Party Investments"), which such Third Party Investments are listed on Schedule 1.1(g)
                                                                ---------------
hereto;

          (h) Subject to Section 1.6 and Section 6.2(a) hereof, all inventory, including (i) BOM components, (ii) finished goods inventory, (iii) raw materials, (iv) accessories, (v) supplies, and (vi) work in process (collectively, "Adaptive Inventory"), including without limitation the Inventory listed on Schedule 1.1(h);
          ---------------

          (i) All pre-paid deposits for trade show attendance, equipment leases, memberships, software maintenance and licensing other than security deposits for real estate leases to which Adaptive is a party (collectively, the "Pre-Paid Deposits"), including without limitation the Pre-Paid Deposits on Schedule
                                                                  --------
1.1(i);
------

          (j) All rights of Adaptive under express or implied manufacturer warranties related to any of the Goods or Adaptive Fixed Assets being sold to Purchaser and described in Section 1.1(a) hereof;

          (k) All general intangibles of Adaptive, but excluding any tax refunds or reductions, net operating losses, letter of credit rights and payment intangibles (except to the extent listed as a purchased asset on Schedule
                                                                 --------
1.1(k));
-------

          (l) All pre-petition accounts receivable of Adaptive or any of the Adaptive Subsidiaries (except for ABL), including any claims or actions with respect thereto (the "Adaptive Accounts Receivable");

          (m) All assets, properties or rights listed on Schedule 1.1(m); and
                                                         ---------------

          (n) All of Adaptive's right, title and interest in, to and under the assets, properties and rights listed in this Section 1.1(n) and transferred to it by ABL and the Administrators pursuant to the asset transfer agreement by and among Adaptive, ABL and the Administrators, but excluding the Excluded Assets (as such term is defined in Section 1.2 hereof) (such listed assets, properties and rights, collectively, the "ABL Assets"):

               (i) All fixed assets, machinery, equipment, development equipment, test equipment, tools, furniture, fixtures, computers, printers, computer disks and other computer storage devices, computer software, supplies, spare and replacement parts used in prototype development, works in progress and prototypes of ABL (collectively, the "ABL Fixed Assets"), including, without limitation, those ABL Fixed Assets listed on Schedule 1.1(n)(i) hereto;
                                             ------------------

               (ii) Originals or copies of all books and records, correspondence, files, manuals, drawings, diagrams, computer programs, data and other documentation directly relating to the AB-Access business, reasonably required by Purchaser (other than attorney-client privileged materials and files of employees and other books and records not directly related to the assets being sold to Purchaser (collectively, the "ABL Records");

               (iii) All claims and rights under those contracts and leases to which ABL is a party (as an original party or through assignment made prior to the Closing) to the extent such contracts and leases are capable of being assigned under applicable law or equity, and which Seller and Purchaser have mutually agreed to have assigned to Purchaser, all of which are listed on
Schedule 1.1(n)(iii) hereto;
--------------------

               (iv) All rights of ABL under express or implied manufacturer warranties related to any of the Goods or ABL Fixed Assets being sold to Adaptive by ABL and described in Section 1.1(n)(i) hereto;

               (v) (i) all United States, foreign and international patents and patent rights (including all patents, patent applications, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof, and all invention registrations and invention disclosures);
(ii) all trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights (including all goodwill, common law rights and governmental or other registrations or applications for registration pertaining thereto), designs, trade dress, brand names, business and product names, Internet domain names, logos and slogans; (iii) all works of authorship, copyrights and copyright rights (including all common law rights and governmental or other registrations or applications for registration pertaining thereto, and renewal rights therefor); (iv) all sui generis database rights, ideas, inventions, (whether patentable or not), invention disclosures, improvements, technology, know-how, show-how, trade secrets, formulas, systems, processes, designs, methodologies, industrial models, databases, content, graphics, technical drawings, statistical models, algorithms, modules, computer programs, technical documentation, business methods, work product, intellectual and industrial property licenses, proprietary information, customer lists, and documentation relating to any of the foregoing; (v) all mask works, mask work registrations and applications therefor; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (viii) all similar, corresponding or equivalent rights to any of the foregoing; and (ix) all documentation related to any of the foregoing (collectively, the "ABL Intellectual Property"), including without limitation those listed on Schedule
                                                                      --------
1.1(n)(v) hereto; and
---------

               (vi) All assets, properties or rights listed on Schedule
                                                               --------
1.1(n)(vi).
----------

     1.2. Excluded Assets.

     Notwithstanding anything contained in this Agreement to the contrary, the following assets, properties and rights will not be included in the Adaptive Assets (the "Excluded Assets"):

          (a) Adaptive's equity interests or investments in third parties, including its wholly-owned subsidiaries, Adaptive Broadband Foreign Sales Corporation, a Barbados, West Indies corporation and ABL (together with ABCL, collectively, the "Adaptive Subsidiaries"), but excluding CBL, Fuzion and ABCL;

          (b) All avoidance actions against entities other than Purchaser, including under Sections 542-544 and 547-551 of the Bankruptcy Code and any amounts or other property received or receivable in any such actions;

          (c) All executory contracts and unexpired leases of Adaptive not being assumed and assigned to Purchaser;

          (d) All accounts, deposit accounts, security deposits, cash, investment securities or other cash equivalents held by Adaptive, the Adaptive Subsidiaries or third parties on behalf of Adaptive or the Adaptive Subsidiaries or in which Adaptive or the Adaptive

Subsidiaries claim an interest, including any and all amounts held on behalf of deferred compensation or similar plans (except for the Pre-Paid Deposits listed in Section 1.1(i) hereof);

          (e) All intercompany receivables and intercompany claims between Adaptive and any of the Adaptive Subsidiaries and amongst any of the Adaptive Subsidiaries;

          (f) All insurance policies, insurance claims or insurance proceeds;

          (g) All attorney-client privileged materials; files of employees; and other books and records, correspondence, files and computer programs and data not directly related to the Adaptive Assets (including the ABL Assets) being sold to Purchaser;

          (h) All claims against Adaptive's and the Adaptive Subsidiaries' officers and directors including claims under directors' and officers' liability insurance;

          (i) All tort claims against third parties, except those directly relating to (i) the Adaptive Accounts Receivable, or (ii) the Adaptive Intellectual Property and the ABL Intellectual Property such as any claims of infringement of the Adaptive Intellectual Property and the ABL Intellectual Property;

          (j) All contract claims against third parties (except those claims relating to (i) the Adaptive Accounts Receivable or (ii) the Adaptive Intellectual Property or the ABL Intellectual Property);

          (k) All office supplies, equipment, furniture, fixtures, leasehold improvements, electronic and computer equipment required by Adaptive's employees in the principal U.S. office of Adaptive to continue to complete the Chapter 11 process;

          (l) Such other assets as Purchaser shall expressly elect not to acquire, which such election must be made prior to the Closing Date;

          (m) All license fees and prepaid amounts collected as of the Closing Date for goods, services and the Adaptive Intellectual Property on the Assumed Contracts (as defined in Section 1.1(d) hereto);

          (n) All tax refunds or reductions, net operating losses, letter of credit rights and payment intangibles (except to the extent included in Section 1.1(m) hereto);

          (o) All intellectual property licenses of Adaptive or ABL to the extent determined by the Court that such licenses are nontransferable;

          (p) All "employee benefit plans" (as such term is defined by Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA")), "employee pension benefit plans" (as such term is defined by Section 3(2) of ERISA) and all other pension, profit sharing or cash or deferred compensation plans and trusts and assets thereof and any other employee benefit plan or arrangement thereof, if any, maintained by Adaptive, ABL or any of the other Adaptive Subsidiaries or any third party on behalf of Adaptive, ABL or the other Adaptive Subsidiaries; and

        (q) All assets, properties or rights listed on Schedule 1.2(q).
                                                       ------------

     1.3. Assumed Liabilities.

     As of the Closing, Seller shall assume and assign to Purchaser all Assumed Contracts. Seller shall pay any undertakings (payment and/or performance) necessary to cure defaults under such Assumed Contracts, as set forth on
Schedule 1.3 (the "Cure Amounts") (provided, however, subject to Section 2.2(c)
------------
hereof, Purchaser shall remit to Seller all amounts necessary to pay the Cure Amounts excluding the Basket Cure Amount as additional consideration to Seller at the Closing. Thereafter in due course Purchaser shall pay and fully satisfy all liabilities and obligations of Adaptive associated with the Assumed Contracts arising after the Closing Date (the "Assumed Liabilities"). Except as set forth herein, Purchaser has not agreed to pay, shall not be required to assume, and shall have no liability or obligation with respect to, any liability or obligation, direct or indirect, absolute or contingent, of Adaptive, including any liabilities or obligations associated with the Assumed Contracts arising on or before the Closing Date.

     1.4. Abandonment of Certain Assets.

     Adaptive and Purchaser recognize that Seller and ABL, in vacating facilities in New York, Massachusetts, Texas, California, and the United Kingdom, may have, or potentially may abandon, office equipment, furniture, fixtures, and/or leasehold improvements. Adaptive will abandon or have abandoned these in good faith, with the assumption that these assets were of inconsequential value to Adaptive.

     1.5. Adaptive Assets Held by Third Parties; Seller's Assets of De M inimis Value; Adaptive Accounts Receivable.

     With respect to the raw materials, test fixtures, ICT equipment, board level test equipment and other test equipment and software (constituting a portion of the Adaptive Assets) in the possession or control of third parties such as Solectron, Adaptive shall be required to deliver such items to Purchaser on the Closing Date or as soon thereafter as is practicable. With respect to fixed assets (constituting a portion of the Adaptive Assets) that have minimal or no value to Purchaser, Purchaser and Seller shall cooperate in deciding whether such fixed assets should be excluded from the assets being sold to Purchaser under this Agreement.

     With respect to the Adaptive Accounts Receivable, the parties recognize that the obligors of such accounts receivable have asserted, or may assert, claims against Adaptive relating to such Adaptive Accounts Receivable. From the date of this Agreement through and including the Closing Date, the parties shall work in good faith to determine whether the accounts receivable payable by Fuzion and any accounts receivable payable pursuant to any to-be Assumed Contracts which the parties determine should be removed and not assumed by Purchaser, should be excluded as Adaptive Accounts Receivable and instead remain assets of Adaptive's bankruptcy estate. With respect to the Adaptive Account Receivable against Fuzion, if Purchaser reaches any settlement or compromise with Fuzion, such settlement shall contain, as a condition precedent to such settlement, a requirement that Fuzion withdraw and waive any claim it has asserted, or may have, against Adaptive and its bankruptcy estate. From the date of this Agreement through the Closing, Adaptive shall not enter into any compromises or settlements with respect to the Adaptive Accounts Receivable, nor consummate any such compromises or settlements.

SECTION 2. PURCHASE PRICE

     2.1. Purchase Price.

     In addition to assuming the Assumed Liabilities and, subject to Section 2.2(b) hereof, paying all amounts necessary to pay the Cure Amounts excluding the Basket Cure Amount at the Closing and in accordance with the provisions of Sections 2.2 and 2.4 hereof, Purchaser shall pay Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Purchase Price"). On the Closing Date, except as otherwise ordered by the Bankruptcy Court or agreed to by Adaptive and the counter-party to an Assumed Contract, Adaptive shall be required to pay the Cure Amounts directly to the counter-parties to such Assumed Contracts, in each case in accordance with Sections 1.3 and 2.2.

     2.2. Payment of Purchase Price.

          (a) Closing Date Payment. Purchaser shall pay the Purchase Price and
              --------------------
any other required amounts, if any, by wire transfer of immediately available funds to the accounts designated by Seller in an aggregate amount determined in accordance with the following formula: Purchase Price minus Escrow Deposit (as defined in Section 9.1 below) plus Purchaser's estimated portion of any Transfer Taxes (set forth in Section 2.4 below) if applicable, plus the Cure Amounts other than the Basket Cure Amount (as defined in Section 2.2(b) below), if any, which Purchaser in accordance with the provisions of Sections 1.3 and 2.2(b) hereof is either required to pay or elects to pay.

          (b) Cure Amounts. The "Basket Cure Amount" means Cure Amounts up to
              ------------
the maximum amount of One Hundred Thousand Dollars ($100,000) for those Assumed Contracts which Purchaser and Adaptive mutually agree are necessary for Purchaser to proceed with the transactions contemplated by this Agreement listed on Schedule 2.2(b) hereto (the "Necessary Assumed Contracts"). The Basket Cure
   ---------------
Amount shall be paid by Adaptive from the Purchase Price. If the Cure Amounts necessary to cure all pre-petition defaults under the Necessary Assumed Contracts is equal to or greater than One Hundred Thousand Dollars ($100,000) above the Basket Cure Amount (the "Excess Basket Cure Amount"), Purchaser shall not be obligated to consummate the transactions contemplated by this Agreement (and the Escrow Deposit shall be returned to Purchaser) unless Adaptive or Purchaser elects to pay the Cure Amounts which exceed the Excess Basket Cure Amount. In no event shall any Cure Amounts (the "License Cure Amounts") owing under the contract listed on Schedule 2.2(b) (the "License Contract") be
                             ---------------
included in the Basket Cure Amount or the Excess Basket Cure Amount, provided, however, that if the License Cure Amounts exceed the fees receivable under the License Contract (the "License Fee Amount"), Purchaser shall not be obligated to consummate the transactions contemplated by this Agreement and shall be entitled to terminate this Agreement in accordance with the provisions of Section 9.2 hereof, unless Adaptive or Purchaser elect to pay the amount of the License Cure Amounts that exceed the License Fee Amount. The Excess Basket Cure Amount and the License Cure Amounts for the Necessary Assumed

Contracts and any Cure Amounts for the Assumed Contracts that are not Necessary Assumed Contracts shall be the sole responsibility of Purchaser.

     No later than three (3) business days prior to the Closing, Purchaser shall notify Adaptive in writing which of the Cure Amounts in excess of the Excess Basket Cure Amount Purchaser has elected to pay, if any. No later than one (1) business day prior to the Closing, Adaptive shall notify Purchaser in writing which of the Cure Amounts in excess of the Excess Basket Cure Amount Adaptive has elected to pay, if any.

     Adaptive and Purchaser understand and agree the amounts of the Basket Cure Amount and the Excess Basket Cure Amount were calculated based upon Adaptive's Schedule G to its Bankruptcy Schedules and Statement of Financial Affairs which Adaptive provided to Purchaser. Adaptive's employment contracts shall not be included in the Necessary Assumed Contracts and the related cure amounts shall not be included in the proposed Basket Cure Amount and Excess Basket Cure Amount.

     2.3. Allocation of Purchase Price; Allocation of Taxes.

     Seller and Purchaser agree that the Purchase Price shall be allocated between Adaptive and the Administrators prior to the Closing as set forth on
Schedule 2.3 hereto and approved by the Court as part of the Approval Order and
------------
the amount allocable and payable to the Administrators shall not be decreased based upon the reduction of the Purchase Price on account of the Basket Cure Amount. Pursuant to the direction of Seller, on the Closing Date, Purchaser shall pay to the Administrators the portion of the Purchase Price allocated to the ABL Assets. Seller and Purchaser agree that the Purchase Price shall be further allocated as reasonably determined by Purchaser (and reasonably satisfactory to Adaptive) prior to the Closing on a schedule to be prepared by Purchaser (and reasonably satisfactory to Adaptive) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Seller and Purchaser agree to report this transaction for state, United States federal and United Kingdom tax purposes in accordance with such allocation.

     2.4. Transfer Taxes.

     Notwithstanding any statute, rule, regulation, ordinance, ruling, writ or injunction (collectively, "Legal Requirements") that would otherwise impose liability on Adaptive or Purchaser, as between Adaptive and Purchaser, Adaptive and Purchaser shall each pay half of any transfer, sales, use, documentary transfer, value added or similar United Kingdom, United States, state or local taxes when due. Adaptive or Purchaser, as the case may be, shall, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes; provided, however, that, if required by the Court or any legal requirements, Purchaser will join in the execution of any such tax returns and other documentation; and provided, further that nothing contained in this
Section 2.4 shall be deemed to limit any transfer tax exemption in accordance with Section 1146(c) of the Bankruptcy Code provided for in the Approval Order. Purchaser and Seller shall cooperate with each other and use their reasonable commercial efforts to minimize the transfer taxes, if any, attributable to the sale of the Adaptive Assets, including, but not limited to, the sale of all software by remote electronic transmission.

     2.5. CBL.

     Adaptive and Purchaser agree that Five Hundred Thousand Dollars ($500,000) of the Purchase Price shall be allocated to Purchaser's equity ownership in CBL. To the extent that Purchaser is unable to deliver its equity ownership in CBL at Closing, the parties agree there shall not be a reduction in the Purchase Price greater than One Hundred and Twenty-Five Thousand Dollars ($125,000).

SECTION 3. CLOSING; CLOSING DELIVERIES.

     3.1. Closing.

     The transactions contemplated by this Agreement (the "Closing") shall occur within five (5) business day after the satisfaction or waiver of the conditions set forth in Sections 7 and 8 hereof, at the offices of Brobeck, Phleger & Harrison LLP, 2200 Geng Road, Palo Alto, California, or at such other place and on such other date and time as Purchaser and Adaptive shall mutually agree, orally or in writing (such date being referred to herein as the "Closing Date").

     3.2. Adaptive's Obligations.

     At the Closing, unless specified otherwise, Adaptive, and to the extent applicable each of the Adaptive Subsidiaries, shall deliver or cause to be delivered to Purchaser:

          (a) all of the Adaptive Records and the ABL Records included in the Adaptive Assets (including the ABL Assets);

          (b) all of the Adaptive Assets (including the ABL Assets), which insofar as they are tangible will remain at the premises where they are located, provided that Adaptive will not have any on-going obligations with respect to such assets or the storage thereof at such premises;

          (c) all documents of title relating to the Adaptive Assets (including the ABL Assets);

          (d) a copy (certified as a true copy by a Solicitor qualified to practice in England and Wales) of the release by Adaptive of the ABL Assets, but not the proceeds therefrom, from the charges contained in the debenture dated 25 July 2001 granted by ABL to Adaptive, together with evidence satisfactory to Purchaser that such release has been (or will be) registered at Companies House in the United Kingdom in accordance with the Companies Act of 1985 (as amended);

          (e) an assignment in writing of all the ABL Intellectual Property to the Purchaser, duly executed by Adaptive, in substantially the same form as attached hereto as Exhibit A;

          (f) a bill of sale or other instrument of transfer evidencing the transfer of the ABL Assets from the Administrators and ABL to Adaptive;

          (g) any applicable filings, recordations, notices and consents;

          (h) all originals or copies of all Assumed Contracts and appropriate instruments of assignment thereof;

          (i) copies of resolutions of Adaptive's Board of Directors certified by a Secretary, Assistant Secretary, or other appropriate officer of Adaptive, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

          (j) a certificate (the "Adaptive Closing Certificate") setting forth Adaptive's representations and warranties that, except as expressly set forth in the Adaptive Closing Certificate, (i) each of the representations and warranties made by Adaptive in this Agreement was accurate in all material respects as of the date hereof (to the extent that such representation and warranty related to the date hereof) and is accurate in all material respects as of the Closing Date as if made on the Closing Date; (ii) each of the covenants and obligations that Adaptive is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects; and (iii) each of the conditions set forth in Section 7 has been satisfied in all material respects;

          (k) a Bill of Sale in substantially the same form as attached hereto as Exhibit B, duly executed by Adaptive;

          (l) a Bill of Sale (Intellectual Property) in substantially the same form as attached hereto as Exhibit C, duly executed by Adaptive;

          (m) a mutual general release (the "Mutual Release") in substantially the same form as attached hereto as Exhibit D, duly executed by Adaptive (such Mutual Release shall include the mutual release of all claims between Adaptive and ABCL as of the Closing Date);

          (n) documentation evidencing the termination of the agreements listed on Schedule 3.2(n) in accordance with the terms thereof; and
   ---------------

          (o) each of the agreements and documents contemplated to be delivered by or entered into by Adaptive in connection with or pursuant to this Agreement, duly executed by Adaptive.

     3.3. Purchaser's Obligations.

     At the Closing, Purchaser shall deliver or cause to be delivered to Adaptive and Administrators:

          (a) the Purchase Price, payable as set forth in Sections 2.2 and 2.3;

          (b) a certificate (the "Purchaser Closing Certificate") setting forth Purchaser's representations and warranties that, except as expressly set forth in the Purchaser Closing Certificate, (i) each of the representations and warranties made by Purchaser was accurate in all material respects as of the date hereof (to the extent that such representation and warranty related to the date hereof) and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (ii) each of the covenants and obligations that Purchaser is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all material respects; and (iii) each of the conditions set forth in Section 8 has been satisfied in all material respects.

          (c) An Assumption Agreement, in substantially the same form as attached hereto as Exhibit E, duly executed by Purchaser (to be delivered to Adaptive).

          (d) the Mutual Release, duly executed by Purchaser (to be delivered to Adaptive), and

          (e) each of the agreements and documents contemplated to be delivered by or entered into by Purchaser in connection with or pursuant to this Agreement, duly executed by Purchaser.

     3.4. Payment of Cure Amounts.

     Purchaser and Adaptive agree that Adaptive shall have no liability or obligation to pay the Cure Amounts (other than as contemplated by the Basket Cure Amount in Section 2.2(b)).

     3.5. Passage of Title; Risk of Loss; Effectiveness.

     Legal and equitable title and risk of loss with respect to all of the Adaptive Assets (including the ABL Assets) shall pass to Purchaser upon conveyance, assignment or transfer of the Adaptive Assets (including the ABL Assets) at the Closing. The transactions contemplated by this Agreement to be taken at the Closing shall be effective as of Purchaser's close of business on the Closing Date.

     3.6. Instruments of Conveyance.

     At the Closing, Seller shall (at its own expense) execute and deliver (or cause to be delivered) to Purchaser such bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment (in each case in a form reasonably required by Purchaser) and shall take such other actions as may be necessary or as Purchaser may reasonably require in order to transfer Seller's right, title and interest to the Adaptive Assets (including the ABL Assets) to Purchaser upon the Closing. Simultaneously therewith, Seller shall take (or shall cause to be taken) all steps necessary to put Purchaser in possession or operating control of the Adaptive Assets (including the ABL Assets) which are in Seller's possession or operating control.

     3.7. Further Assurances.

     Seller shall, to the extent of its resources, at any time and from time to time after the Closing, and notwithstanding any knowledge of Purchaser at the time of the execution of this Agreement or the Closing, upon the request of Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further commercially reasonable acts, deeds, transfers, conveyances, assignments, powers of attorney or assurances as may be reasonably required to transfer, assign, convey and grant all of the Adaptive Assets (including the ABL Assets) to Purchaser in accordance with the terms hereof; provided, however, that this Section 3.7 shall not imply that Seller has any obligation to participate in any litigation involving Purchaser.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF ADAPTIVE

     Adaptive represents and warrants, to and for the benefit of Purchaser, that, except as set forth in the written disclosure schedule delivered by Seller to Purchaser within three (3) business days prior to September 25, 2001 and dated as of the date hereof (the sections of which disclosure letter shall contain exceptions to and qualifications of the representations and warranties of Seller set forth in the corresponding sections of this Agreement, and such disclosures shall apply as exceptions and qualifications only to such corresponding sections of this Agreement or to other sections of this Agreement solely to the extent that it is clear from the face of such exceptions and qualifications, without any additional knowledge on the part of the reader, that they apply to such other sections of this Agreement) (the "Adaptive Disclosure Schedule"), the following are true and correct:

     4.1. Authority; Binding Nature of Agreements.

     To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation and subject to the entry of the Approval Order: (a) Adaptive will have prior to the Closing Date the requisite power and authority (corporate or otherwise) to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by Adaptive of this Agreement have been duly authorized by all necessary action (corporate or otherwise) of Adaptive; and (b) this Agreement and the other agreements contemplated to be delivered or entered into with or pursuant to this Agreement constitute, or upon execution and delivery will constitute, the legal, valid and binding obligation of Adaptive, enforceable against Seller in accordance with their terms.

     4.2. Non-Contravention; Consents.

          (a) To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation and subject to obtaining the Approval Order, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, directly or indirectly (with or without notice or lapse of time) (i) contravene, conflict with, or result in a violation of, any of the provisions of any of Adaptive's articles of incorporation or the by-laws of Adaptive, or (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority.

          (b) To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation and subject to the requirements of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure and except as specifically provided in the Approval Order, Adaptive was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, permission, waiver or authorization from, any person, entity or Governmental Entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     4.3. Title; Condition of Assets; Asset Transfers.

     Adaptive has valid title to and is the exclusive legal and equitable owner, or is the licensee or lessee of, and, subject to the entry of the Approval Order, has the unrestricted power and right to sell, and assign all of its right, title and interest in, to and under the Adaptive Assets (excluding the ABL Assets) to be sold and assigned to Adaptive pursuant to this Agreement. Subject to the entry of the Approval Order, upon the Closing, Purchaser will acquire exclusive, valid title or license to or a valid leasehold interest in (as the case may be) all of Adaptive's right, title and interest in the Adaptive Assets, and no restrictions will exist on Purchaser's right to use, resell, license or sublicense any of the Adaptive Assets other than as set forth in the Assumed Contracts or as imposed by applicable law. To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation,
Schedule 4.3 sets forth any Liens applicable to the Adaptive Assets (excluding
------------
the ABL Assets).

     4.4. Adaptive Intellectual Property.

          (a) To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation, Schedule 1.1(f) sets forth all
                                                 ---------------
of the United States, foreign and international patents and patent rights (including all patents, patent applications, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof, and all invention registrations and invention disclosures), registered trademarks and trademark applications, registered service marks and service mark applications, all registered copyrights and copyright applications (i) which are used in connection with the Adaptive Assets (including the ABL Assets), (ii) which are owned by Adaptive, or (iii) to which Adaptive otherwise has rights to license or use. Any of the Adaptive Intellectual Property that requires the execution and filing with an appropriate governmental entity or the consent of a third party to be transferred to Purchaser have been so indicated on Schedule
                                                                     --------
1.1(f).
------

          (b) To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation, Schedule 4.4 sets forth a true
                                                 ------------
and complete list of all contracts, licenses and other agreements to which Adaptive is a party, which affect any item of the Adaptive Intellectual Property, (1) except commercially available (i.e., off-the-shelf) software; and
(2) intellectual
property that is generally available to the public and imposes no future monetary obligation on Adaptive or Purchaser, as the acquiror of the Adaptive Intellectual Property.

     4.5. Inventory.

     To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation, all inventory of Adaptive included in the Adaptive Assets, including without limitation, raw materials, work-in process and finished goods was acquired and has been maintained in the ordinary course of Adaptive's business and, and prior to the filing of the Bankruptcy Petition all finished goods inventory and accessories have been tested by Seller or Seller's manufacturers in accordance with standard practices.

     4.6. Customer Lists.

     To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation, the list of Customer and Suppliers provided to Purchaser prior to execution of this Agreement is a true and correct list of Adaptive's customers and suppliers during the year preceding the filing of the Bankruptcy Petition.

     4.7. Bankruptcy Filings.

     To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation, there are no motions pending, and Adaptive is not aware of any intention of a third party to file a motion, to convert or dismiss the Bankruptcy Petition or to appoint a trustee.

     4.8. Title; Condition of Assets; Asset Transfers

          (a) Prior to the transfer of all of ABL's right, title and interest in and to the ABL Assets to Adaptive, ABL has valid title to and is the exclusive legal and equitable owner, or is the licensee or lessee of, the ABL Assets except to the extent of any intercompany agreements between ABL, on the one hand, and Adaptive or any of the other Adaptive Subsidiaries, on the other hand. To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation, Schedule 4.8(a) sets forth any Liens applicable to
                             ---------------
the ABL Assets.

          (b) Subject to a third party submitting an alternative asset purchase agreement prior to three (3) business days prior to the auction of the Adaptive Assets (including the ABL Assets), if any, from the date hereof there has not been any sale, lease, or disposition of, or any agreement, arrangement, understanding or commitment to sell, lease or dispose of any material quantity of the ABL Assets or any interest therein by ABL or the Administrators.

          (c) To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation, ABL does not have any accounts receivables.

     4.9. ABL Intellectual Property.

          (a) To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation, Schedule 1.1(n)(v) sets forth
                                                 ------------------
all of the United States, foreign and international patents and patent rights (including all patents, patent applications, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof, and all invention registrations and invention disclosures), registered trademarks and trademark applications, registered service marks and service mark applications, all registered copyrights and copyright applications constituting a portion of the ABL Intellectual Property (i) which are used in connection with the ABL Assets being sold to Purchaser, (ii) which are owned by ABL, or (iii) to which ABL otherwise has rights to license or use. Any of the ABL Intellectual Property that requires the execution and filing with an appropriate governmental entity or the consent of a third party to be transferred to Purchaser has been so indicated on Schedule 1.1(n)(v).
                ------------------

          (b) To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation, Schedule 4.9 sets forth a true
                                                 ------------
and complete list of all contracts, licenses and other agreements to which ABL is a party, which affect any item of the ABL Intellectual Property, (1) except commercially available (i.e., off-the-shelf) software; and (2) intellectual property that is generally available to the public and imposes no future monetary obligation on ABL, Adaptive or Purchaser, as the acquiror of the ABL Intellectual Property.

     4.10. Wages and Benefits.

     To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the representations and warranties set forth herein but without any further obligation of investigation, all wages, benefits, accrued vacation and other compensation due and payable (through the Closing Date) to the then-current employees of ABL, except for any amounts due under the 1998 Phantom Stock Plan of Adaptive Broadband Ltd. or severance benefits, have been paid in full.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants, to and for the benefit of Seller, that
(a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite power and authority to enter into and perform its obligations under this Agreement, including approval of Purchaser's Board of Directors (which approval shall be obtained on or before October 1, 2001), (b) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action and
(c) subject to the entry of the Approval Order, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

SECTION 6. COVENANTS OF SELLER and PURCHASER

     6.1. Adaptive's Conduct of the Business Prior to Closing.

     From the date of this Agreement until the Closing Date, Adaptive shall, and shall use commercially reasonable efforts to cause the Adaptive Subsidiaries over which it exercises control and its agents, officers, directors and employees, to cause the AB-Access Business to be operated as currently operated and only in the ordinary course and, consistent with such operation, shall use commercially reasonable efforts to preserve intact its current business organization and the Adaptive Assets (including the ABL Assets) and all rights arising out of or related to the Adaptive Assets (including the ABL Assets), in each case subject to the limitations and restrictions imposed by the Bankruptcy Code and the Court and all other laws governing Seller.

     6.2. Restrictions on Seller's Conduct of the Business Prior to Closing.

     From the date of this Agreement until the Closing Date, except as Purchaser may otherwise consent to in writing or as otherwise ordered by the Court or required under the Bankruptcy Code, Seller shall not, and shall use commercially reasonable efforts to cause the Adaptive Subsidiaries over which it exercises control and their respective agents, officers, directors and employees not, to take any of the following actions (as such actions are applicable to Seller):

          (a) Sell, transfer, lease, license, or otherwise dispose of any of the Adaptive Assets (including the ABL Assets), provided, however, from and including August 16, 2001 through and including the Closing Date, Adaptive, without any reduction in the Purchase Price, may sell its finished goods provided that the gross sales of Adaptive's finished goods shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000). The per unit price of the finished goods sold, consisting of SU, AP and accessories, must be consistent with Adaptive's pre-petition prices and sales practices;

          (b) Enter into any other letter of intent to sell any or all of the Adaptive Assets (including the ABL Assets), nor seek approval of the Bankruptcy Court for such a letter of intent, unless and until either (i) the Bankruptcy Court denies or declines to enter the Procedure Order or (ii) this Agreement terminates in accordance with the provisions of Section 9.2 hereof.

          (c) Voluntarily terminate or amend any Assumed Contract;

          (d) Enter into any contract, arrangement or understanding, or agree, in writing or otherwise, to take any of the actions described in Section 6.2(a) through (c) above; or

          (e) Prior to the Closing Date, initiate any preference or other claims against any counter-parties to the Assumed Contracts to the extent that such claims would give rise to additional Cure Amounts.

     6.3. Certain Notifications.

          (a) To the extent of the actual knowledge of the current senior management of Adaptive exercised in good faith using commercially reasonable efforts to verify the information and facts set forth herein but without any further obligation of investigation, from the date of this Agreement until the Closing Date, Seller shall (as such acts are applicable to Seller):

               (1) Promptly notify Purchaser of (i) any action taken by Seller, or any circumstance or event, that could reasonably be expected to have a material adverse effect on the Adaptive Assets (including the ABL Assets) and
(ii) any fact, circumstance, event, or action affecting the Adaptive Assets (including the ABL Assets) (A) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of Seller contained in this Agreement or any agreement contemplated to be delivered by or entered into by Seller in connection with or pursuant to this Agreement not being true and correct in all material respects when made or at the Closing, provided, however, if there is
(i) any action taken by Seller, or any circumstance or event, that could reasonably be expected to have a material adverse effect on the Adaptive Assets (including the ABL Assets) and (ii) any fact, circumstance, event, or action affecting the Adaptive Assets (including the ABL Assets) (A) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement or (B) the existence, occurrence or taking of which would result in any of the representations and warranties of Seller contained in this Agreement or any agreement contemplated to be delivered by or entered into by Seller in connection with or pursuant to this Agreement not being true and correct in all material respects when made or at the Closing, Purchaser shall be permitted to terminate this Agreement in accordance with the provisions of
Section 9.1 hereof (and subject to the provisions of Section 9.2 hereof the Escrow Deposit shall be returned to Purchaser).

               (2) Promptly notify Purchaser regarding any material breach of any covenant or obligation of Seller hereunder; and

               (3) Promptly notify Purchaser in writing of the occurrence of any circumstance or event which will result in, or could reasonably be expected to result in, the failure of Seller to timely satisfy any of the closing conditions specified in Section 7 of this Agreement.

          (b) From the date of this Agreement until the Closing Date, Purchaser shall:

               (1) Promptly notify Seller in writing of the occurrence of any circumstance or event which will result in, or could reasonably be expected to result in, the failure of Purchaser to timely satisfy any of the closing conditions specified in Section 9 of this Agreement; and

               (2) Promptly forward to Seller a copy (unless already served on Seller's counsel) of any notice, application, motion, objection, response, proposed order or other documents or pleadings relating in any way to this Agreement or the transactions contemplated hereby or thereby (together with a true and correct copy of any such documents or pleadings).

     6.4. Access to Personnel and Information.

     From the date of this Agreement until the Closing Date, Seller shall make all commercially reasonable efforts to (a) permit Purchaser and its representatives to have free and reasonable access at all reasonable times and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, persons and entities having business relationships with Seller in respect of the Adaptive Assets (including to the extent permitted by the Administrators, the ABL Assets) (including landlords, telecommunications service providers, investors, customers and distributors), books, records (including tax records), contracts, and documents of Seller to the extent related to the Adaptive Assets (including the ABL Assets), (b) permit Purchaser to consult with present and former personnel and consultants of Seller and (c) furnish Purchaser with all financial, operating and other data and information related to the Adaptive Assets (including the ABL Assets) as Purchaser may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section
6.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby. Purchaser shall execute a non-disclosure agreement in the form attached hereto as Exhibit F-1. Seller shall execute a non-disclosure agreement in the form attached hereto as Exhibit F-2.

     6.5. Commercially Reasonable Efforts.

     From the date of this Agreement until the Closing Date, (a) Purchaser and Seller (as applicable) shall use their respective commercially reasonable efforts (i) to cause to be fulfilled and satisfied all of the other party's conditions to the Closing set forth in Articles 7 and 8; (ii) to perform all of their respective obligations required to be performed at Closing under this Agreement (including the proper conveyance of all of the Adaptive Assets including the ABL Assets); and (iii) to obtain a hearing before the Court in respect of this Agreement and the Approval Order as promptly as practicable (the "Approval Hearing").

     6.6. Updated Cure Amounts.

     Prior to the date of the Approval Hearing, Adaptive shall provide to Purchaser any communications or pleadings received by Seller reflecting or asserting a cure amount that is different than the corresponding Cure Amounts described in Schedule 1.3, and Schedule 1.3 shall be accordingly amended.
             ------------      ------------

     6.7. Post-Closing Covenants.

          (a) After the Closing, Seller and Purchaser, as applicable, shall use commercially reasonable efforts to deliver to Seller or Purchaser, as applicable, (A) any mail, packages and other communications addressed to Seller or Purchaser, as applicable, and relating to the Adaptive Assets and the ABL Assets that properly belongs to Seller or Purchaser, as applicable, and (B) any cash, securities or other property Seller or Purchaser, as applicable, receives that properly belongs to Seller or Purchaser, as applicable.

          (b) Seller shall, for a period of one (1) year after the Closing Date, at Purchaser's request, provide Purchaser and its representatives with access to and the right to make copies of all remaining records and documents related to the Adaptive Assets (including the ABL Assets), possession of which is retained by Seller, as may be necessary or useful in connection with Purchaser's use of the Adaptive Assets (including the ABL Assets) after the Closing. If during such period Seller elects to dispose of such records and documents, Seller shall give Purchaser thirty (30) days' prior written notice, during which period Purchaser shall have the right to take such records and documents without further consideration.

          (c) From the Closing Date through and including the earlier of (i) the date that Seller can make alternative arrangements to obtain and store the data contained and stored as of the Closing Date within the Oracle ERP software/hardware (the "Closing Date Oracle Data"), and (ii) the first anniversary of the Closing Date, Purchaser shall, at Adaptive's request and sole cost and expense, provide Adaptive and its representatives with (1) remote access to the Oracle ERP software/hardware to the extent transferred to Purchaser to obtain the Closing Date Oracle Data; and (2) upon reasonable notice and during normal business hours, access to, and the right to make copies of, any records and documents included in the Adaptive Assets as may be necessary or useful in connection with Adaptive's bankruptcy case (or any adversary proceedings or contested matters arising therein or related thereto) or for the preparation of any filings with any governmental entity to be made by Adaptive. From the Closing Date until such time as Adaptive's bankruptcy case is closed and a final decree is entered, if Purchaser elects to dispose of such records and documents, Purchase shall provide Seller with thirty (30) days' prior written notice, during which period Seller shall have the right, at its own cost, to take such records and documents without payment of further consideration.

     6.8. Continued Verification and Testing of Software.

     Adaptive covenants and agrees that it shall use commercially reasonable efforts to support the continuing verification and testing efforts for version 5 of the network management software and the 5.8 Ghz China frequency testing, consistent with its past business practices but recognizing Adaptive's current level of resources, including employees.

     6.9. No Collusion.

     Purchaser is aware of the prohibitions against collusion among potential bidders, as codified in 11 U.S.C. (S) 363(n), and it will not engage in any acts which are prohibited by 11 U.S.C. (S) 363(n).

     6.10. Indemnification Agreement.

     Purchaser shall enter into an indemnification agreement, in a form mutually acceptable to Seller and Purchaser, with the Administrators and ABL, whereby Purchaser agrees to undertake certain indemnification obligations.

SECTION 7. CONDITIONS PRECEDENT TO PURCHHASER'S OBLIGATION AT THE CLOSING.

     Purchaser's obligations to purchase the Assets, assume the Assumed Contracts and take the other actions required to be taken by Purchaser, on the Closing Date, are subject to the satisfaction, at or prior to the Closing of the following conditions (any of which may be waived by Purchaser, in whole or in part):

     7.1. Accuracy of Representations.

     The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, as confirmed by a closing certificate executed by the responsible officer of Seller.

     7.2. Performance of Obligations.

     Seller shall deliver to Purchaser all of the deliverables contemplated by
Section 3.2 and shall have performed all material obligations herein required to be performed or observed by it on or prior to the Closing Date.

     7.3. Additional Documents.

     Purchaser shall have received such documents as Purchaser may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Seller, (ii) evidencing the compliance by Seller with, or the performance by Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 7 or (iv) otherwise facilitating the consummation or performance of the transactions contemplated hereby.

     7.4. Court Approvals.

          (a) The Court has entered an order approving the Procedures Order and the bidding procedures to apply at the Approval Hearing, including (i) a minimum overbid of Three Hundred and Forty Thousand Dollars ($340,000) and a subsequent minimum overbid amount of at least One Hundred Thousand Dollars ($100,000), (ii) a break-up fee of One Hundred and Ninety Thousand Dollars ($190,000) payable to Purchaser, plus Purchaser's out-of-pocket expenses (including legal expenses) incurred in connection with this Agreement and the transactions contemplated thereby up to a maximum of Sixty Thousand Dollars ($60,000) in the event that a bidder other than Purchaser is the successful bidder and Purchaser has not previously breached its obligations under this Agreement, including Purchaser's failure, inability or refusal to provide adequate assurance of future performance under the Assumed Contracts, (iii) a requirement that any bidder other than Purchaser no later than three (3) business days prior to the auction (A) submit an agreement that it will execute an asset purchase agreement and other agreements in substantially identical form as this Agreement and the other agreements contemplated hereby or otherwise, in a form acceptable to Adaptive, if it is the winning bidder and an acknowledgement that the deposit submitted by such bidder will be forfeited to Seller if it breaches such agreement, (B) submit an asset purchase agreement and other agreements in substantially identical form as this Agreement and the other agreements contemplated hereby or otherwise, in a form acceptable to Adaptive, marked to show any changes thereto and its overbid to counsel for Adaptive counsel for Purchaser, and the creditors' committee appointed in Adaptive's bankruptcy case, if any, (C) submit evidence, reasonably satisfactory to Seller and the creditors' committee appointed in Adaptive's Bankruptcy Case, if any, of such bidder's financial ability to close the transaction promptly upon the entry of the Approval Order, and (D) tender a deposit equal to Six Hundred Fifty Thousand Dollars ($650,000.00), which shall be refundable until such time as the competing bidder becomes the winning bidder, and (iv) providing that if a qualified competing offer is timely submitted, an auction will be held not later than the business day prior to the hearing for entry of the Approval Order at the offices of counsel for Adaptive, unless otherwise ordered by the Bankruptcy Court, and that the auction shall not conclude until each participating bidder has had the opportunity to submit any additional overbids with full knowledge of the existing highest bid, which order shall be in form and substance reasonably acceptable to Purchaser.

          (b) The Court shall have entered an order (i) authorizing and approving the sale to Purchaser of the Adaptive Assets (including the ABL Assets) and the assumption and assignment of the Assumed Contracts effective upon the Closing to Purchaser in accordance with this Agreement pursuant to Sections 363 and 365 of the Bankruptcy Code; (ii) finding that Purchaser is a purchaser acting in good faith and is entitled to the protections of Section 363(m) of the Bankruptcy Code; (iii) providing that the sale of the Adaptive Assets (including the ABL Assets) is free and clear of all Liens, Claims or interest; (iv) containing such other findings and provisions as may be reasonably requested by Purchaser (including, but not limited to, a finding that notice of the transactions contemplated by this Agreement and the Approval Hearing has been properly provided to all parties entitled to such notice and no further notice is required or advisable) to ensure that (A) to the extent of Adaptive's right, title and interest, valid and enforceable title to, or right of use as lessee or licensee of, the Adaptive Assets (including the ABL Assets) will be transferred to Purchaser pursuant to Sections 363 and 365 of the Bankruptcy Code, (B) Adaptive will be duly authorized and directed to execute and deliver all agreements, documents and instruments as Adaptive is required to execute and deliver pursuant to the terms of this Agreement and Purchaser will be directed to pay the Purchase Price when and as required under this Agreement,
(v) providing that Purchaser shall not be liable for any pre- or post-petition debts of Seller, except to the extent that Purchaser specifically assumes any such liability in this Agreement; (vi) dispensing with any requirement that Seller seek or receive shareholder consent in order to consummate the transactions contemplated by this Agreement; and (vii) authorizing Purchaser to retrieve and take possession of all Adaptive Assets (including the ABL Assets) in the possession of any third parties including, but not limited to, any lessor or licensor under any collocation or lease agreements with Seller; provided, however, that the assumption and assignment of any Assumed Contract to Purchaser shall not be a condition precedent to the Closing. Without in any way limiting the foregoing, such order (i) shall be entered by the Court after notice to all appropriate parties and the Approval Hearing before the

Court, and be in form and substance reasonably satisfactory to Purchaser, (ii) shall state that it is effective and enforceable upon entry in accordance with Bankruptcy Rule 6004(g); (iii) shall not otherwise be subject to any stay (except as provided in Bankruptcy Rule 6004(g)); and (iv) must not have been vacated, modified or otherwise rendered ineffective by any court of competent jurisdiction in any respect without Purchaser's consent. Such order is referred to herein as the "Approval Order." Adaptive shall also request that the Court include in the Approval Order that, (1) in accordance with Section 1146(c) of the Bankruptcy Code, the making, delivery, filing and recording of various instruments of transfer to be recorded in connection with the sale by Seller of the Adaptive Assets (and to the extent applicable the ABL Assets) to Purchaser shall not be taxed under any law imposing a recording tax, transfer tax or similar tax, and all filing and recording officers are directed to accept for filing or recording all instruments of transfer to be filed and recorded in connection with Seller's sale of the Adaptive Assets (including the ABL Assets) to Purchaser, without the payment of any such taxes; and (2) all persons are enjoined from asserting any Claims, Liens or Other Rights against Purchaser or the Adaptive Assets on and after the Closing Date.

          (c) The Court shall have entered the Approval Order on or before October 15, 2001.

     7.5. Sale of the ABL Assets to Adaptive.

     On or prior to the Closing Date, the Administrators and ABL will have transferred all of their right, title and interest in and to the ABL Assets to Adaptive pursuant to an agreement in the form attached hereto as Exhibit G; provided that under no circumstances shall Seller have any liability with respect to those ABL Assets transferred as provided therein or herein and, by virtue of the transfer, Adaptive will have good and marketable title to the ABL Assets. The foregoing condition precedent that by virtue of the transfer, Adaptive will have good and marketable title to the ABL Assets shall be deemed satisfied by a finding of fact in the Approval Order substantially similar to such condition precedent, provided, however, this condition precedent shall be deleted and no longer be a condition precedent in the event the Court sua sponte, and not on the basis of any objections filed or asserted by a party in interest, declines to make such finding of fact in the Approval Order.

     7.6. Employment Agreements.

     On or before October 1, 2001, Purchaser shall have entered into arrangements satisfactory to Purchaser with the two key employees of Seller and Seller's Subsidiaries, listed on Schedule 7.6, which agreements shall provide
                                 ------------
that they are not binding unless and until the Court approves the transaction contemplated by this Agreement and that such employees are not prohibited from negotiating and entering into employment agreements with any other bidders for Seller's assets; provided, however, that if this Agreement is not terminated prior to 5:00 p.m. Pacific Standard Time, October 1, 2001, this condition shall be deemed satisfied.

     7.7. Waiver of Claims by Employees.

     On or before October 1, 2001, the two (2) key employees identified on
Schedule 7.6 shall have agreed to waive (in a form acceptable to Purchaser) any
------------
claims against Purchaser relating to
or arising under the 1998 Phantom Stock Plan of ABL or any claims for wages, benefits, compensation and severance benefits which arose prior to the Closing Date; provided, however, that if this Agreement is not terminated prior to 5:00 p.m. Pacific Standard Time, October 1, 2001, this condition shall be deemed satisfied.

     7.8. Payment of Wage Claims.

     On or before the Closing Date, all wages, benefits and other compensation (calculated through and including the Closing Date) due and payable to the then-current employees of ABL, except for any amounts that may be due under the 1998 Phantom Stock Plan of ABL or severance benefits, shall have been paid in full.

     7.9. No Adverse Proceedings.

     No order, decree or judgment of any court, agency or governmental entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

     7.10. Release of Charges Against the ABL Assets.

     All charges against the ABL Assets shall have been released, provided, that such charges shall be retained by the party holding such charge with respect to any proceeds of the transfer referenced in Section 7.5 hereof received by ABL and shall attach to such proceeds.

     7.11. Necessary Assumed Contracts.

     On or before the Closing Date, the Bankruptcy Court shall have granted the Seller's request to assume the Necessary Assumed Contracts and authorized the assignment of the Necessary Assumed Contracts to Purchaser.

     7.12. Transfer of Seller's Investments and Securities.

     On or before the Closing Date, Seller shall have obtained necessary consents from all appropriate parties, including but not limited to the boards of directors and shareholders, in connection with the transfer of Seller's investments and securities in CBL and ABCL to Purchaser, provided, however, if Seller shall not have obtained necessary consents from all appropriate parties, including but not limited to the boards of directors and shareholders, in connection with the transfer of Seller's investments and securities in CBL, the provisions of Section 2.6 hereof shall apply and subject to the parties agreeing to appropriate reduction in the Purchase Price, this condition precedent as it relates to CBL shall be deemed satisfied.

     7.13. No Material Changes to the Adaptive Assets (Including the ABL
           Assets).

     From the date of execution of this Agreement through and including the
Closing:

          (a) There has been no material adverse change in the nature, condition and extent of the Adaptive Assets or the ABL Assets;

          (b) There has been no material change in Adaptive's ownership or exclusive right to use, sell, license and dispose of, to bring actions for the infringement of and otherwise exercise all Adaptive Intellectual Property, including Adaptive Intellectual Property which comprises trade secret rights, to the extent permitted by law (hereinafter, "Adaptive Trade Secrets");

          (c) There has been no material change in Adaptive's non-exclusive right to use, sell, license and dispose of all of the Adaptive Intellectual Property listed on Schedule 1.1(f) as so indicated on such schedule;
                   ---------------

          (d) There has been no material changes in ABL's ownership or exclusive right to use, sell, license and dispose of, to bring actions for the infringement of and otherwise exercise all ABL Intellectual Property, including ABL Intellectual Property which comprises trade secret rights, to the extent permitted by law (hereinafter, the "ABL Trade Secrets");

          (e) There has been no material change in ABL's non-exclusive right to use, sell, license and dispose of all of the ABL Intellectual Property listed on
Schedule 1.1(n)(v) as so indicated on such schedule.
------------------

     7.14. Purchaser's Board Approval.

     On or before October 1, 2001, Purchaser's Board of Directors shall have approved this Agreement and the transactions to be consummated pursuant to this Agreement; provided, however, that if this Agreement is not terminated prior to 5:00 p.m. Pacific Standard Time, October 1, 2001, this condition shall be deemed satisfied.

     7.15. Transfer of Undertakings (Protection of Employment) Regulations 1981.

     ABL has complied in all respects with the provisions of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (including, without limitation, such provisions as relate to the duty of an employer to inform and consent) in the United Kingdom.

SECTION 8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION AT THE CLOSING

     Seller's obligations to sell the Adaptive Assets (including the ABL Assets) and take the other actions required to be taken by Seller at and following the Closing Date are subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived by Seller, in whole or in part):

     8.1. Accuracy of Representation.

     The representation and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

     8.2. Performance of Obligations.

     Purchaser shall have performed all material obligations herein engaged to be performed or observed by it on or prior to the Closing Date.

     8.3. Court Approval.

     The Court shall have entered the Approval Order prior to October 15, 2001.

     8.4. No Adverse Proceedings.

     No order, decree or judgment of any court, agency or governmental entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

SECTION 9. ESCROW DEPOSIT; TERMINATION.

     9.1. Escrow Deposit.

     Purchaser has delivered to counsel for Adaptive, to be held in trust by counsel for Adaptive, a deposit in the amount of Five Hundred Thousand Dollars ($500,000) (the "Initial Deposit"). On or before October 1, 2001, Purchaser shall deliver to counsel for Adaptive, to be held in trust by counsel for Adaptive, a supplemental deposit in the amount of One Hundred Fifty Thousand Dollars ($150,000) (together with the Initial Deposit and any interest thereon, the "Escrow Deposit"). If on or before October 1, 2001, Purchaser notifies Adaptive in writing that the conditions precedent set forth in Sections 7.6, 7.7, and 7.14 have not been satisfied and it does not wish to proceed with the transactions contemplated by this Agreement, then notwithstanding any contrary provision of this Agreement, Fifty Thousand Dollars ($50,000) of the Initial Deposit shall be retained by Adaptive as liquidated damages and shall constitute the sole and exclusive remedy of Adaptive, the remaining balance of the Escrow Deposit (including any interest thereon) shall be returned to Purchaser as soon thereafter as is possible (subject to all other terms applicable to the return of the Escrow Deposit), and this Agreement shall terminate pursuant to Section 9.2(f). With the exception of the Fifty Thousand Dollars ($50,000) referred to in the preceding sentence, the Escrow Deposit shall be refundable in full to Purchaser in the event that (a) a failure of any of the conditions precedent to this Agreement, as set forth in Section 7, other than as a result of a breach by Purchaser of its obligations under this Agreement, including Purchaser's failure or refusal to provide adequate assurance of future performance under the executory contracts to be assigned to it, (b) Seller sells all or substantially all of the Adaptive Assets to any party other than Purchaser and Purchaser has not previously breached its obligations under this Agreement, including Purchaser's failure or refusal to provide adequate assurance of future performance under the executory contracts to be assigned to it or (c) if the transactions contemplated by this Agreement do not close by October 30, 2001, other than as a result of a breach by Purchaser of its obligations under this Agreement, including Purchaser's failure or refusal to provide adequate assurance of future performance under the executory contracts to be assigned to it. In the event that the transactions contemplated by this Agreement do not close as a result of a breach by Purchaser of its obligations under this Agreement, including Purchaser's failure or refusal to provide adequate assurance of future performance under the executory contracts to be assigned to it, or Purchaser's breach of the covenants in

Section 6.9 hereof (provided that any dispute with respect to such breach will be promptly submitted by either party to the Court for a determination as to the entitlement to the Escrow Deposit) (a "Purchaser Default"), the Escrow Deposit and any interest thereon shall be retained by Seller as liquidated damages and shall constitute the sole and exclusive remedy of Seller. In the event that the transactions contemplated by this Agreement do not close as a result of a breach by Seller of its obligations under the Agreements (a "Seller Default"), the Escrow Deposit shall be returned to Purchaser as liquidated damages and shall constitute the sole and exclusive remedy of Purchaser, except as provided in
Section 7.4(a) in the event of a successful overbid.

     PURCHASER AND SELLER HEREBY ACKNOWLEDGE THAT, IN THE EVENT THAT THE TRANSACTIONS CONTEMPLATED HEREIN FAIL TO CLOSE AS A RESULT OF A PURCHASER DEFAULT, IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES SELLER MAY SUFFER OR INCUR IN SUCH EVENT. ACCORDINGLY, PURCHASER AND SELLER HEREBY AGREE THAT CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING AT THE TIME OF EXECUTION OF THIS AGREEMENT, A REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT FAIL TO CLOSE BY REASON OF A PURCHASER DEFAULT IS AND SHALL BE THE RETURN OF THE ESCROW DEPOSIT. THE RETURN OF SAID AMOUNT SHALL REPRESENT THE FULL, AGREED, AND LIQUIDATED DAMAGES TO WHICH SELLER IS ENTITLED BY REASON OF A PURCHASER DEFAULT AND, WITH THE EXCEPTION OF REMEDIES PROVIDED IN
SECTION 11.9 HEREOF, SELLER HEREBY EXPRESSLY WAIVES ANY AND ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES (WHETHER AT LAW OR IN EQUITY). THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT RATHER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. BY PLACING THEIR INITIALS IN THE SPACES PROVIDED BELOW, EACH PARTY SPECIFICALLY ACKNOWLEDGES AND CONFIRMS THE ACCURACY OF THE STATEMENTS SET FORTH ABOVE AND THAT THEY WERE REPRESENTED BY COUNSEL OF THEIR CHOICE WHO FULLY EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME OF EXECUTION OF THIS AGREEMENT.

Purchaser's Initials:      /s/ JH            Seller's Initials:     /s/ DLS
                       ----------------                          --------------

     PURCHASER AND SELLER HEREBY ACKNOWLEDGE THAT, IN THE EVENT THAT THE TRANSACTIONS CONTEMPLATED HEREIN FAIL TO CLOSE AS A RESULT OF A SELLER DEFAULT, IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES PURCHASER MAY SUFFER OR INCUR IN SUCH EVENT. ACCORDINGLY, PURCHASER AND SELLER HEREBY AGREE THAT CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING AT THE TIME OF EXECUTION OF THIS AGREEMENT, A REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT PURCHASER WOULD SUFFER IN THE EVENT THAT THE TRANSACTIONS CONTEMPLATED

BY THIS AGREEMENT FAIL TO CLOSE BY REASON OF A SELLER DEFAULT IS AND SHALL BE THE RETURN OF THE ESCROW DEPOSIT. THE RETURN OF SAID AMOUNT SHALL REPRESENT THE FULL, AGREED, AND LIQUIDATED DAMAGES TO WHICH PURCHASER IS ENTITLED BY REASON OF A SELLER DEFAULT AND, WITH THE EXCEPTION OF REMEDIES PROVIDED IN SECTION 11.9 HEREOF, PURCHASER HEREBY EXPRESSLY WAIVES ANY AND ALL OTHER CLAIMS TO DAMAGES OR ANY OTHER REMEDIES (WHETHER AT LAW OR IN EQUITY). THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT RATHER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO PURCHASER. BY PLACING THEIR INITIALS IN THE SPACES PROVIDED BELOW, EACH PARTY SPECIFICALLY ACKNOWLEDGES AND CONFIRMS THE ACCURACY OF THE STATEMENTS SET FORTH ABOVE AND THAT THEY WERE REPRESENTED BY COUNSEL OF THEIR CHOICE WHO FULLY EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME OF EXECUTION OF THIS AGREEMENT.

Purchaser's Initials:      /s/ JH            Seller's Initials:     /s/ DLS
                       ----------------                          --------------

     9.2. Termination.

     At any time prior to the Closing, this Agreement may be terminated (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):

          (a) by the mutual written consent of Purchaser and Adaptive;

          (b) immediately upon written notice of Purchaser to Seller, or Seller to Purchaser, if the Closing does not occur on or prior to October 30, 2001, provided that a later date may be agreed upon in writing by Purchaser and Seller;

          (c) immediately upon written notice by Purchaser to Seller if (i) there are any material breaches by Seller of the representations and warranties set forth in Article 4 hereof or the covenants of Seller set forth in Article 6 hereof, or (ii) Seller's inability to satisfy the conditions precedent set forth in Article 7 hereof;

          (d) immediately upon written notice by Seller to Purchaser if (i) there are any material breaches by Purchaser of the representations and warranties set forth in Article 5 hereof or the covenants of Seller set forth in
Article 6 hereof, or (ii) Purchaser's inability to satisfy the conditions precedent set forth in Article 8 hereof;

          (e) by Seller, in the event that a bidder other than Purchaser is the successful bidder; or

          (f) by Purchaser, on October 1, 2001, if the conditions set forth in Sections 7.6, 7.7 and 7.14 have not been satisfied.

     9.3. Effect of Termination.

     If this Agreement is terminated in accordance with Section 9.2., subject to Adaptive's right to retain Fifty Thousand Dollars ($50,000) of the Initial Deposit tendered by Purchaser as set forth in Section 9.1 hereof, all further obligations of the parties hereunder shall terminate, provided, however, that neither party shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement.

SECTION 10. SURVIVAL

     All representations and warranties of Seller contained in this Agreement and the applicable Seller's Closing Certificate, bills of sale, endorsements, assignments and other instruments of transfer, conveyance and assignment shall terminate and be of no further force or effect after the Closing. However, to the extent there is any covenant, agreement or obligation herein which, by its terms, expressly contemplates performance by any of the parties after the Closing, then such covenant, agreement or obligation shall survive the Closing.

SECTION 11. MISCELLANEOUS PROVISIONS

     11.1. Disclaimer

     Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided in Section 4 hereof, Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Adaptive Assets or the ABL Assets (including, without limitation, income to be derived or expenses to be incurred in connection with the Adaptive Assets or the ABL Assets, the physical condition of any personal property comprising a part of the Adaptive Assets or the ABL Assets or which is the subject of any Assumed Contract by Purchaser at the Closing, the value of the Adaptive Assets or the ABL Assets (or any portion thereof), the transferability of the Adaptive Assets (including the ABL Assets), the terms, amount, validity or enforceability of any assumed liabilities, the title of the Adaptive Assets (including the ABL Assets) (or any portion thereof), the merchantability or fitness of the Adaptive Assets or the ABL Assets for any particular purpose, or any other matter or thing relating to the Adaptive Assets or the ABL Assets (or any portion thereof). Without in any way limiting the foregoing, Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Adaptive Assets (including the ABL Assets). Purchaser further acknowledges that none of Seller's officers shall have any personal liability for any of the representations, warranties, covenants or obligations contained in this Agreement. Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the physical condition of all portions of the Adaptive Assets (including the ABL Assets) and all such other matters relating to or affecting the Adaptive Assets (including the ABL Assets) as Purchaser deems necessary or appropriate in proceeding with the transactions contemplated by this Agreement and, subject to all of the conditions precedent set forth in Section 7 hereof, Purchaser will consummate such transactions based solely upon independent inspections and investigations. Accordingly, Purchaser will accept the Adaptive Assets and the ABL Assets at the Closing "AS IS," "WHERE IS," AND "WITH ALL FAULTS."




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

     11.2. Objections by Counter-Parties to Executory Contracts.

     To the extent any counter-party to a to-be assumed and assigned contract files an objection to the transactions contemplated by this Agreement, Purchaser, in its sole discretion, may elect to oppose such objection, not have such contract assumed and assigned, or enter into a compromise with such counter-party, provided, however, in no event shall Purchaser be permitted to terminate its obligations under this Agreement in the event the Court determines that such contract may not be assumed and assigned or that this Agreement improperly alters the rights of the counter-party under such contract.

     11.3. Fees and Expenses.

     Except as otherwise specifically provided herein, each party shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     11.4. Attorneys' Fees.

     If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision hereof is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     11.5. Notices.

     Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

     if to Adaptive:               Adaptive Broadband Corporation
                                   2055 Gateway Place
                                   San Jose, CA  95110
                                   Attn:  Dr. Daniel Scharre
                                   Telephone:  (408) 451-3940
                                   Facsimile:  (408) 467-3802

     with a copy to:               Pachulski Stang Ziehl Young & Jones
                                   Three Embarcadero Center, Suite 1020
                                   San Francisco, CA.  94111-5994
                                   Attn:  David M. Bertenthal, Esq.
                                   Telephone:  (415) 263-7000
                                   Facsimile:  (415) 263-7010

                                   and


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

                                   Cooley Godward LLP
                                   One Maritime Plaza, 20th Floor
                                   San Francisco, CA 94111-3580
                                   Attn:  Jamie E. Chung, Esq.
                                   Phone: (415) 693-2000
                                   Facsimile: (415) 951-3699


     if to Purchaser:              Moseley Associates, Inc.
                                   111 Castilian Drive
                                   Santa Barbara, CA  93117
                                   Attn:  Mr. Jamal Hamdani
                                   Telephone:  (805) 968-0621, ext. 214
                                   Facsimile:  (805) 685-9638

     with a copy to:               Brobeck, Phleger & Harrison LLP
                                   12390 El Camino Real
                                   San Diego, CA  92130
                                   Attn:  Jeffrey K. Garfinkle, Esq.
                                   Telephone:  (858) 720-2676
                                   Facsimile:  (858) 720-2555

                                   and

                                   Brobeck, Phleger & Harrison LLP
                                   2200 Geng Road
                                   Palo Alto, CA  94303
                                   Attn:  Rod J. Howard. Esq.
                                   Telephone:  (650) 424-0160
                                   Facsimile:  (650) 496-2920

     11.6. Counterparts.

     This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     11.7. Governing Law; Venue; Waiver of Jury Trial.

     This Agreement is to be construed first in accordance with and governed by the Bankruptcy Code and, to the extent that the Bankruptcy Code does not address the matter at hand, then, in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Unless otherwise agreed to by the parties in writing, each party to this Agreement irrevocably consents and submits to the jurisdiction of the Bankruptcy Court as to claims made in connection with this Agreement.




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

     11.8. Successors and Assigns.

     Subject to the entry of the Approval Order, this Agreement shall be binding upon and inure to the benefit of Seller and its successors and permitted assigns (if any), including any Chapter 7 or Chapter 11 trustee appointed in Adaptive's bankruptcy case, and Purchaser and its successors and permitted assigns (if any). This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Purchaser may, without the consent of Seller, freely assign any or all of its rights and delegate any or all of its duties under this Agreement, in whole or in part, to any affiliate of Purchaser; provided however that Purchaser shall not be relieved of any liability under this Agreement as a result of such assignment or delegation.

     11.9. Specific Performance.

     The rights and remedies of the parties hereto shall be cumulative (and not alternative). Seller acknowledges and agrees that Purchaser would be damaged irreparably in the event any of the provisions of this Agreement was not performed by Seller in accordance with its specific terms or otherwise was breached. Accordingly, upon entry of the Approval Order and Purchaser being declared the winning bidder through and including the Closing, Seller agrees that Purchaser shall be entitled to enforce specifically this Agreement and the terms and provisions hereof in any action or proceeding in addition to any other remedy to which it may be entitled, at law or in equity. All rights under this Section shall expire at the Closing and shall be of no further force and effect. Notwithstanding the foregoing, this Section 11.9 shall be subject to the liquidated damages provisions of Section 9.1 hereof and any other rights under this Section 11.9 shall expire at the Closing and be of no further force and effect.

     11.10. Waiver.

     No failure or delay on the part of any party hereto to exercise any right or remedy under this Agreement shall operate as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof. No party shall be deemed to have waived any claim arising out of this Agreement, or any right or remedy under this Agreement, unless the waiver of such claim, right or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party.

     11.11. Amendments.

     This Agreement may not be amended other than by a written instrument duly executed and delivered by a duly authorized officer on behalf of each of the parties hereto.

     11.12. Severability.

     In the event that any provision of this Agreement shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.



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

     11.13. Parties in Interest.

     None of the provisions of this Agreement is intended to provide any rights or remedies to any person or entity other than the parties hereto and their respective successors and permitted assigns (if any).

     11.14. Preparation of this Agreement.

     Each of the parties hereby acknowledges and agrees that (a) Purchaser and Seller jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (b) both Purchaser and Seller have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby and (c) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

     11.15. Entire Agreement.

     The Agreement (including schedules and exhibits hereto) sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof, except the non-disclosure agreements previously executed by Purchaser and Seller.

     11.16. Time of the Essence; Further Assurances.

     The parties hereto acknowledge that time is of the essence to this Agreement. Prior to the Closing Date, Seller agrees to provide all assistance reasonably requested by Purchaser in order to acquire all right, title and interest in the Adaptive Assets and the ABL Assets, and Purchaser agrees to provide all assistance reasonably requested by Seller to obtain entry of the Approval Order; provided, however, that nothing contained herein shall be deemed to obligate Purchaser to waive any requirement in Section 7 of this Agreement (including, without limitation, the requirements in Section 7.4(b) of this Agreement).

     11.17. Plan.

     Subsequent to the Closing, without the prior written consent of the party affected, this Agreement may not be modified by the terms of any plan of reorganization proposed by Adaptive and filed in the Court, or otherwise.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                      MOSELEY ASSOCIATES, INC.

                                      By: /s/ Jamal Hamdani
                                          --------------------------------------
                                          Jamal Hamdani
                                          President and Chief Executive Officer

                                      ADAPTIVE BROADBAND CORPORATION

                                      By: /s/ Daniel Scharre
                                          --------------------------------------
                                          Daniel Scharre
                                          Chief Executive Officer

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]



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

SCHEDULE  1.1(a)        ADAPTIVE FIXED ASSETS
SCHEDULE  1.1(d)        ASSUMED CONTRACTS
SCHEDULE  1.1(f)        ADAPTIVE INTELLECTUAL PROPERTY
SCHEDULE  1.1(g)        THIRD PARTY INVESTMENTS
SCHEDULE  1.1(h)        ADAPTIVE INVENTORY
SCHEDULE  1.1(i)        PRE-PAID DEPOSITS
SCHEDULE  1.1(k)        GENERAL INTANGIBLES
SCHEDULE  1.1(m)        ALL OTHER ADAPTIVE ASSETS, PROPERTIES AND RIGHTS
SCHEDULE  1.1(n)(i)     ABL FIXED ASSETS
SCHEDULE  1.1(n)(iii)   ABL ASSUMED CONTRACTS
SCHEDULE  1.1(n)(v)     ABL INTELLECTUAL PROPERTY
SCHEDULE  1.1(n)(vi)    ALL OTHER ABL ASSETS, PROPERTIES AND RIGHTS
SCHEDULE  1.2(q)        ALL OTHER EXCLUDED ASSETS, PROPERTIES AND RIGHTS
SCHEDULE  1.3           ASSUMED CONTRACTS AND CURE AMOUNTS
SCHEDULE  2.2(b)        NECESSARY ASSUMED CONTRACTS; ADAPTIVE LICENSE CONTRACTS
                        AND ADAPTIVE LICENSE FEE AMOUNTS
SCHEDULE  2.3           ALLOCATION OF PURCHASE PRICE
SCHEDULE  3.2(n)        TERMINATION OF CERTAIN AGREEMENTS
SCHEDULE  4.3           LIENS ON ADAPTIVE ASSETS
SCHEDULE  4.8(a)        LIENS ON ABL ASSETS
SCHEDULE  7.6           TWO KEY EMPLOYEES


Exhibit A               FORM OF ABL INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT
Exhibit B               FORM OF BILL OF SALE
Exhibit C               FORM OF INTELLECTUAL PROPERTY BILL OF SALE
Exhibit D               FORM OF MUTUAL GENERAL RELEASE
Exhibit E               FORM OF ASSUMPTION AGREEMENT
Exhibit F-1             FORM OF MOSELEY NON-DISCLOSURE AGREEMENT
exhibit F-2             FORM OF ADAPTIVE NON-DISCLOSURE AGREEMENT
exhibit G               FORM OF ASSET TRANSFER AGREEMENT BY AND AMONG THE
                        ADMINISTRATORS AND ABL ON THE ONE HAND, AND ADAPTIVE ON
                        THE OTHER

The Registrant shall furnish a copy of any of the schedules or exhibits referred to above to the Commission upon request.


                                       35